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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CORONATION ACQUISITION CORP.

(Exact name of Registrant as specified in its charter)

Nevada	6798	43-1954776

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 741, Bellevue, Washington, 98009 (425) 453-0355

(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

P.O. Box 741, Bellevue, Washington, 98009

(Address of principal place of business or intended principal place of business)

Harry Miller Chairman and Chief Executive Officer CORONATION ACQUISITION CORP. P.O. Box 741, Bellevue, Washington, 98009 (425) 453-0355	Copies to: Derwin Richardson, Esq. DERWIN P. RICHARDSON, Ltd. 11 E. Adams -Suite 604 Chicago, IL 60603 (312) 939-0696

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public:

Upon consummation of the Agreement and Plan of Exchange and Reorganization by and between Coronation Acquisition Corp. and Supreme Property, Inc. dated as of March 31, 2003 described in the enclosed Information statement/Prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	30,000,000	$0.10	$ 3,000,000	$ 243.00

Notes:

  Represents the number of common shares of Coronation to be issued to the stockholders of Supreme pursuant to the Agreement and Plan of Exchange and Reorganization, the shares to be issued to two other parties in connection with the merger and the qualification of resale of shares currently held by Mr. Miller each as described herein.
  Estimated solely for the purpose of calculating the registration fee in accordance with the provisions of Rule 457(f). There is no trading market for the shares and no underwriter will be used by selling stockholders as a result is difficult to predict what an arms-length buyer would be willing to pay for these shares. Book value is approximately $0.05 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of these securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This amendment no. 1 is being filed solely for the purpose of re-filing Exhibit 2.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

The Articles of Incorporation of Coronation allows Coronation on a case by case basis to indemnify the directors and officers of Coronation to the fullest extent permitted by Nevada law. Nevada law presently provides that in the case of a non-derivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Nevada law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defence or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its stockholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

The agreement and plan of exchange and reorganization (the "merger agreement") described in this registration statement provides for Coronation and Supreme to indemnify and hold harmless, any officer, director, or employees of Coronation or Supreme against losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any threatened or actual claim, action, suit, proceeding or investigation.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING CORONATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

2	Agreement and Plan of Exchange and Reorganization dated as of March 31, 2003 by and among Coronation Acquisition Corp. and Supreme Property, Inc.
3.1	Articles of Incorporation as amended of Coronation Acquisition Corp. (incorporated by reference to Exhibit 3.1 of Coronation's Form 10SB Registration Statement, filed on April 30 2002).
3.2	Articles of Amendment of Coronation Acquisition Corp. (incorporated by reference to Exhibit 3.2 of Coronation's Form 10SB Registration Statement, filed on April 30 2002).
3.3	Bylaws of Coronation Acquisition Corp. (incorporated by reference to Exhibit 3.3 of Coronation's Form 10SB Registration Statement, filed on April 30 2002).
3.4	Articles of Incorporation of Supreme Property, Inc.
3.5	Articles of Amendment of Supreme Property, Inc.
3.6	Bylaws of Supreme Property Inc.
4.1	Specimen Common Stock Certificate of Coronation Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Coronation's Form 10SB Registration Statement, filed on April 30 2002).
4.2	Escrow Agreement of Former Supreme Property, Inc. Stockholders
4.3	Illinois Dissenter's Rights
13.1	Audited Financial Statements of Coronation Acquisition Corp. for year ended December 31, 2002 (incorporated by reference from Coronation's Form 10-KSB filed on March 31, 2003).
13.2	Unaudited Financial Statements of Coronation Acquisition Corp. for period ended March 31, 2003 (incorporated by reference from Coronation's Form 10-QSB/A filed on May 19, 2003).
13.3	Audited Financial Statements of Supreme Property, Inc. for year ended December 31, 2002.
21	Subsidiaries of Supreme Property, Inc.
23	Consent of Richard Walker and Co.
99.a	Form of Written Consent of Majority Stockholders of Supreme Property, Inc.

Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
      (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes:

(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(4)	To respond to requests for information that is incorporated by reference into the information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(5)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 30, 2003

CORONATION ACQUISITION CORP.

By	/s/ Harry Miller

Harry Miller, President, Secretary & Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Thomas Elliott

Thomas Elliott, President
SUPREME PROPERTY, INC.

May 30, 2003
/s/ Harry Miller

Harry Miller, President, Secretary & Treasurer
CORONATION ACQUISITION CORP.

May 30, 2003